North America Structured Investments

5yr SX5E/RTY Auto Callable Contingent Buffered Return Enhanced Notes

Selected Risks

• Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.

• Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase

Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of

JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.

• You are exposed to the risk of decline in the value of each Index.

• Your payment at maturity will be determined by the Lesser Performing Index.

• If the notes are automatically called, the appreciation potential of the notes is limited to any Call Premium paid on the notes and you will not benefit from the Upside Leverage

Factor.

• The automatic call may force a potential early exit.

• The benefit provided by the Contingent Buffer Amount may terminate on the final Review

Date.

• No interest payments, dividend payments or voting rights.

• The notes are subject to the risks associated with non-U.S. securities.

• The notes do not provide direct exposure to fluctuations in foreign exchange rates.

• The notes are subject to the risks associated with small capitalization companies.

• As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.

Selected Risks (continued)

• The estimated value of the notes will be lower than the original issue price (price to public) of the notes.

• The estimated value of the notes is determined by reference to an internal funding rate.

• The estimated value of the notes does not represent future values and may differ from others’

estimates.

• The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.

• Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

• Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes,

and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.

Morgan and its affiliates while the value of the notes decline.

• The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.

Disclaimer

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333-209682 and 333-209682-1

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

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